MINNESOTA SECRETARY OF STATE
AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.

1.          Type or print in black ink.
2.          There is a $35.00 fee payable to the Secretary of State for filing this “Amendment of Articles of Incorporation.”
3.          Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

Paper Warehouse, Inc.

CORPORATE NAME:  (List the name of the company prior to any desired name change)

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

This amendment shall be effective at 4:30 p.m. on Monday, April 16, 2001.

The following amendment(s) to articles regulating the above corporation were adopted:  (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.)  If the full text of the amendment will not fit in the space provided, attach additional numbered pages.  (Total number of pages including this form     1    .)

	ARTICLE	3
See attached Exhibit A.
This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

		(Signature of Authorized Person)
		Cheryl W. Newell, Chief Financial Officer

Name and telephone number of contact person:	Deanna Counsell		(612)	607-7242
	Please print legibly

All of the information on this form is public and required in order to process this filing.  Failure to provide the requested information will prevent the Office from approving or further processing this filing.

If you have any questions please contact the Secretary of State’s office at (651) 296-2803.

RETURN TO:	Secretary of State 180 State Office Bldg., 100 Constitution Ave. St. Paul, MN 55155-1299, (651) 296-2803

Exhibit A

FURTHER RESOLVED, that Article 3 of the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) shall be amended to read as follows:

The aggregate number of shares of stock which the corporation shall have authority to issue is sixteen million, six hundred sixty-six thousand, six hundred sixty-six (16,666,666) shares, thirteen million, three hundred thirty-three thousand, three hundred thirty-three (13,333,333) of which shall be designated common stock, $.03 par value (hereinafter referred to as “Common Stock”) and three million, three hundred thirty-three thousand, three hundred thirty-three (3,333,333) of which shall be designated preferred stock, $0.03 par value (hereinafter referred to as “Preferred Stock”).  The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series.  Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  Except as provided in the resolution or resolutions of the Board of Directors creating any class or series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.  Each holder of Common Stock shall be entitled to one vote for each share held.